CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-287823 on Form S-8 of our report dated March 6, 2026 relating to the financial statements of Omada Health, Inc., appearing in the Annual Report on Form 10-K of Omada Health, Inc. for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
San Francisco, California
March 6, 2026